Cooperation Agreement

Series No.:AT-FJ-2005-1
Party A: An Tai Science& Technology Co., Ltd.
Party B: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Whereas,

1. The amorphous metal ribbon (hereinafter referred to as “ribbon”) is necessary raw material for making amorphous metal distribution transformer(hereinafter referred to as “AMDT”), only Hitachi Metal Co., Ltd and Party A can produce it at present;

2. AMDT is the most advanced and energy-saving transformer with rapid development nowadays, it also requires ribbon to meet it’s need, it is estimated that the requirement of ribbon will exceed 50,000 tons per year in China within 2 years, however, there are less 20,000 tons supply each year at present, so, the potential market is huge.

3. Party A is constructing”10 thousand tons of amorphous metal ribbon and product” project, it will be the only and the largest manufacturer for producing the ribbon after completion the project; and also is favorable for reducing the cost of amorphous alloy product in China;

4. Party B is a specialized manufacturer for producing the AMDT and AMDT-core with most advanced technology, and they are planning to construct “product line of 5 thousand tons per year for AMDT-core”, they have huge demand for ribbon. Party B hope they can entitle stable supply of ribbon and a favorable price.

Therefore,

After friendly negotiation between Party A and Party B regarding “ Party B cooperate with Party A to establish Party A’s project—“Product line of 10 thousand tons per year of Amorphous Metal Ribbon and Product”(hereinafter referred to as “project”), and made the agreement as follows.

1. The two parties agreed that Party B will invest Party A RMB 9 million for establishing the above project. Party B will not recoup their capital outlay after Party A completed the above article 2.
(The capital outlay of Party B should be received by Party A within one month after signed this agreement by two parties.)

2. After Party A’s project is put into production, Party A agreed they will ensure Party A’s purchase order with first priority, and entitled the favorable price with lower 3% than the market price for 3 years.

3. If Party A fails to fulfill the above guarantee within 3 years, Party A promises they will take back Party B’s investment with 130% of their capital outlay.

4. Party A cannot divert Party B’s investment, it can be only used in this project.

5. This project of Party A is business confidentiality which is not disclose in public, Party B should keep this confidentiality. Party B is not permitted to disclose to the third Party without Party A allowance before disclosure in public.

6. The two parties promise they will follow the agreement, they will negotiate timely if any emergency occurred. If any supplementary agreement is need, they will make the supplementary agreement.

7. Any Party who break the agreement and result in any losses for the other Party need pay the damages for the losing Party.

8. Any disputes, controversies or differences which may arise between two Parties shall be settled through negotiation. If failed to make a consent, the two Parties are entitled to sue for people’s court where this agreement signed.

9. The agreement have 2 original, and it will be effective after signed and sealed by the two parties and also Party B’s investment is received by Party A.

Party A: An Tai Science& Technology Co., Ltd.(seal)
Representative:

Party B: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. (seal)
Representative:

May 27, 2005